UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2005

ActivCard Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50223	45-0485038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Acquisition of Protocom

On July 26, 2005, ActivCard Corp. entered into a Stock Purchase Agreement (the “Agreement”) to acquire the outstanding capital stock of Protocom Development Systems Pty Ltd (“Protocom”), a privately held Australian-based company. Following the transaction, which is expected to close on or about August 5, 2005, Protocom will become a wholly owned subsidiary of ActivCard. A copy of the Agreement is attached hereto as Exhibit 2.1.

Pursuant to the Agreement, ActivCard will pay initial consideration of $21.0 million and issue 1,650,000 shares of common stock. ActivCard will be required to issue up to an additional 2,100,000 shares of common stock pursuant to the Agreement based upon Protocom’s revenues during the one-year period ending June 30, 2006, with a revenue target of $18.7 million during this period. A total of 15% of the initial cash and stock consideration payable under the Agreement will be held in escrow for one year from closing to satisfy post-closing indemnification claims.

Upon closing of the acquisition, Jason Hart, Chief Executive Officer of Protocom, will be elected to the ActivCard board of directors and as ActivCard’s Senior Vice President, Sales and Marketing. Mr. Hart will fill a vacancy on the ActivCard board to be created with the resignation of Yves Audebert as a director, which will be effective upon the completion of the acquisition.

ActivCard issued a press release on July 27, 2005 announcing the transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Executive Officer Employment Agreement

On July 27, 2005, ActivCard announced that it had elected Thomas Jahn as the Company’s Chief Restructuring and Integration Officer. Mr. Jahn will receive an annual base salary of $210,000 and an initial stock option grant to purchase up to 100,000 shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant (the “Option”). The Option will vest and become exercisable on the first anniversary of the date of grant and will remain exercisable for one year following Mr. Jahn’s termination of service.

Item 2.05 Costs Associated with Exit or Disposal Activities

On July 27, 2005, ActivCard announced that it would implement an organizational restructuring that included the elimination of approximately 13% of its workforce. The majority of the positions will be eliminated in the quarter ending September 30, 2005. As a result of the restructuring, the Company expects to record a one-time restructuring charge related to severance of approximately $1.8 million in the quarter ending September 30, 2005.

Item 8.01 Other Events

On July 27, 2005, ActivCard announced that its Board of Directors is analyzing the utilization of its cash resources, including implementing a stock repurchase plan, declaring a cash dividend or strategic alternatives for increasing stockholder value.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated July 26, 2005, by and among ActivCard Corp., Jason Hart, Michael Smith, Equity Partners Two Pty Ltd and Peter Johnson as Sellers’ Representative

99.1	Press Release, dated July 27, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivCard Corp.
(Registrant)

Date: July 27, 2005	/s/ Ragu Bhargava
Ragu Bhargava
Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated July 26, 2005, by and among ActivCard Corp., Jason Hart, Michael Smith, Equity Partners Two Pty Ltd and Peter Johnson as Sellers’ Representative

99.1	Press Release, dated July 27, 2005